UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                        SEC FILE NUMBER: 0-21394
                                                        CUSIP NUMBER: 368533-105

(Check One):      [X] Form 10-KSB   [ ] Form 20-F   [ ] Form 11-K
                  [ ] Form 10-QSB   [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:    December 31, 2004
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         [ ] Transition Report on Form 10-KSB
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-QSB
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

         GELSTAT CORPORATION
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Full Name of Registrant

         DEVELOPED TECHNOLOGY RESOURCE, INC.
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Former Name if Applicable

         1650 WEST 82ND STREET  SUITE 1200
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Address of Principal Executive Office (Street and Number)

         BLOOMINGTON, MINNESOTA 55431
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City, State and Zip Code


PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate): [X]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed period.

            The Company is unable to timely file its report on Form 10-KSB for the fiscal year ended December 31, 2004 without unreasonable effort and expense because of delays associated with a change in its outsourced accounting staff upon whom management relied for timely filing. The Company anticipates that the Form 10-KSB will be completed and filed on or before April 14, 2005.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       Stephen C. Roberts             (952)                   881-4105
     ----------------------         --------         ---------------------------
            (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               GELSTAT CORPORATION
                              --------------------
                  (Name of Registrant as Specified in Charter)

      has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 30, 2005                       By: /s/ Stephen C. Roberts
       -------------------------                --------------------------------
                                                Stephen C. Roberts
                                                Chief Executive Officer

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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